Solera Holdings, Inc. Expands Stock Repurchase Capacity, Announcing New $375 Million Stock Repurchase Program

WESTLAKE, Texas, November 20, 2014 /PRNewswire/ -- Solera Holdings, Inc. ("Solera," the "Company," "our" or "us") (NYSE: SLH) today announced that its Board of Directors has approved a new $375 million common stock repurchase program effective through December 31, 2016.  This program opens additional repurchase alternatives, enabling the Company to, from time to time, purchase shares of common stock through an accelerated stock purchase agreement, on the open market or in privately negotiated transactions.  The Company expects to fund the repurchases through cash on hand and future cash flow from operations.  The program has been structured to support the Company’s practice of offsetting dilution associated with stock-related incentives as well as to provide greater flexibility for more significant opportunistic purchases, as market conditions and capital allocation alternatives permit.

The new stock repurchase program replaces the Company's previous stock repurchase program.  Through November 19, 2014, the Company has repurchased a total of 4,150,708 shares of its common stock under the two previous stock repurchase programs for an aggregate purchase price of approximately $219.7 million or an average of $52.93 per share.

"We are pleased to announce our largest share repurchase authorization to date as a demonstration of our commitment to growing stockholder value and our ongoing confidence in Mission 2020," said Tony Aquila, founder, Chairman and Chief Executive Officer of Solera.  "Share repurchases provide another important way for us to use the strength of our balance sheet and cash flows to drive stockholder returns while simultaneously investing in the business for continued growth and profitability.”

All stock repurchases will be made pursuant to an accelerated stock purchase agreement or a stock repurchase program adopted under Rule 10b-18 under the Securities Exchange Act of 1934, as amended.  Repurchases may be made under 10b5-1 plans, which would permit common stock to be purchased when the Company would otherwise be prohibited from doing so under insider trading laws. This program does not require the Company to purchase any specific number or amount of shares, and the timing and amount of such purchases will be determined by management based upon market conditions and other factors. In addition, this stock repurchase program may be amended or terminated at the discretion of the Board of Directors.

As of November 3, 2014, the Company had 68,226,756 million shares of common stock outstanding.

About Solera

Solera is a leading global provider of risk and asset management software and services to the automotive and property marketplace, including the P&C insurance industry. Solera is active in over 70 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries; Informex in Belgium and Greece; Sidexa in France, ABZ and Market Scan in the Netherlands; HPI, CarWeb and CAP Automotive in the United Kingdom; Hollander serving the North American recycling market; AUTOonline providing salvage disposition in a number of European and Latin American countries; IMS providing medical review services; Explore providing data and analytics to United States property and casualty insurers; Service Repair Solutions, a joint venture with Welsh, Carson, Anderson & Stowe, that provides solutions for the service, maintenance and repair market; and I&S, a provider of software and business management tools, third party claims administration, first notice of loss and network management services to the U.S. auto and property repair industries, specializing in glass claims.

Cautions about Forward-Looking Statements

This press release contains "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about: the Company's stock repurchase program, including repurchase strategies; plans for funding repurchases of shares; growing stockholder returns; Mission 2020; and historical statements that may suggest trends for our business, such as our historical share repurchases, our balance sheet and our growth and profitability.  These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our ability to repurchase shares or pay dividends in future periods; the effects on our business of restrictive covenants in our indentures, including covenants relating to the repurchase of shares and payment of dividends; the use of cash to service our debt; use of cash to satisfy our obligations following the exercise of put or call options in connection with the SRS joint venture; our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions, acquisitions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including regulatory matters and our ability to successfully integrate our acquired businesses; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; risks associated with operating in multiple countries; risks associated with a diversified business; effects of changes in or violations by us or our customers of government regulations; our ability to obtain additional financing as necessary to support our operations; our reliance on third-party information for our software and services; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our dependence on a limited number of key personnel; effects of system failures or security breaches on our business and reputation; and any material adverse impact of current or future litigation on our results or business, including our litigation with Mitchell International.  For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Fiscal Quarter Ended September 30, 2014. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.
Investors, Kamal Hamid of Solera Holdings, Inc., +1-858-946-1676, kamal.hamid@solerainc.com